Filed Under Rule 424(b)(3), Registration Statement(s) No. 333-153745, 333-153745-01, 333-153745-02 and 333-153745-03
Preliminary Pricing Supplement Number 1 Dated Monday, January 12, 2009
(To: Prospectus Dated January 12, 2009 and Prospectus Supplement Dated January 12, 2009)

CUSIP Number	Selling Price[1]	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's* Option	Product Ranking	Moody's Rating[2]	S & P Rating[2]	Fitch Rating[2]
69362HAA7	100.000%	1.000%	[ ]	FIXED	6.500%	SEMI-ANNUAL	01/15/2014	07/15/2009	$31.06	YES	Senior Unsecured Notes	Baa1	BBB	BBB+
Redemption Information: Callable at 100.000% on 01/15/2010 and on 30 days prior notice thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents: Charles Schwab & Company, Inc., Citi, Fidelity Capital Markets a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Capital Markets Corporation, UBS Investment Bank, Wachovia Securities. The PSEG Power InterNotes will be subject to redemption at the option of PSEG Power, in whole or in part at any time on or after 01/15/2010 at a redemption price equal to 100% of the principal amount of the PSEG Power InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

PSEG Power	Offering Dates: Monday, January 12, 2009 through Tuesday, January 20, 2009
Expected Trade Date: Tuesday, January 20, 2009 @ 2:00 PM ET
Expected Settle Date: Friday, January 23, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Capital Markets Corporation

If the maturity date or an interest payment date for any note is not a business day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

PSEG Power $500,000,000.00 PSEG Power InterNotes Prospectus Dated 12-Jan-09 and Prospectus Supplement Dated: 12-Jan-09
[1]Prices are quoted as a percentage of par.
[2]Ratings may be changed, suspended, or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
*The limit for any individual deceased beneficial owner is $250,000 annually. The limit in the aggregate is the greater of $2,000,000 or 2% of the outstanding principal amount of PSEG Power InterNotes as of the end of the most recent calender year. For complete details see the prospectus and prospectus supplement.